Exhibit 5.1

[Adams and Reese LLP Letterhead]

June 7, 2006

Board of Directors

NBC Capital Corporation

NBC Plaza

301 East Main Street

Starkville, Mississippi 39759

RE:	NBC Capital Corporation – Registration Statement on Amendment No. 1 to Form S-4, Commission File No. 333-134401

Ladies and Gentlemen:

We have acted as special counsel for NBC Capital Corporation, a Mississippi corporation (the “Company”), in connection with the referenced Registration Statement on Amendment No. 1 to Form S-4 (the “Registration Statement”), being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, and covering 944,593 shares of the Company’s common stock, $1.00 par value (“Common Stock”). Following the effectiveness of the Registration Statement, the Company intends to issue the Common Stock upon consummation of the merger between the Company and SunCoast Bancorp, Inc. (“SunCoast”) pursuant to the Agreement and Plan of Merger dated as of March 16, 2006 (the “Merger Agreement”) between the Company and SunCoast (the “Merger”). We have been requested to furnish this opinion letter to be included as Exhibit 5 to the Registration Statement.

In the capacity described above, we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Company, certificates of public officials and such other documents as we have deemed appropriate as a basis for the opinion hereinafter set forth. We have assumed after due inquiry the genuineness of all signatures on all documents, the authority of the parties (other than the Company) executing such documents, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the shares of Common Stock covered by the Registration Statement, assuming approval of the Merger by the shareholders of SunCoast, when issued and delivered by the Company as set forth in the Merger Agreement, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as exhibit 5 to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement. By giving such consent we do not thereby admit we are in the category of persons where consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Sincerely,

ADAMS AND REESE LLP

/s/ ADAMS AND REESE LLP